Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contacts:

Robert E. Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com

Cempra Initiates Solithromycin Pediatric Program

First Patient Dosed in Biomedical Advanced Research and Development Authority (BARDA)-Funded Phase 1 Study

CHAPEL HILL, N.C., Feb. 20, 2014 – Cempra, Inc. (Nasdaq: CEMP) today announced the dosing of the first patient in its Phase 1 study of solithromycin capsules in children. The clinical trial is funded through Cempra’s contract with the Biomedical Advanced Research and Development Authority (BARDA; http://www.phe.gov/about/barda/Pages/default.aspx).

“This is a major step forward for the program and reflects the success of the partnership between Cempra, BARDA, and Duke University,” said Danny Benjamin, M.D., Ph.D., M.P.H., professor of Pediatrics, and faculty associate director of Duke Clinical Research Institute. “We believe that the partnership with BARDA highlights the public health relevance of solithromycin. As far as we are aware, this is BARDA’s first pediatric program in community acquired pneumonia. All of us at the Duke Clinical Research Institute are thrilled to be a part of this important partnership.”

Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra added, “The running of this pediatric trial concurrently with our Phase 3 program in adult CABP is almost unprecedented and highlights both the serious need for new oral antibiotics for children as well as the favorable safety profile of solithromycin to date. There have been no new oral antibiotics for children in almost 25 years. Cempra plans to study all solithromycin dosage forms in the pediatric age groups. Importantly, this should provide dosing flexibility for children of all age groups under the care of a pediatrician.”

Community-acquired bacterial pneumonia is a significant cause for childhood morbidity worldwide (http://www.childinfo.org/files/Pneumonia_The_Forgotten_Killer_of_Children.pdf). Resistance to antibiotics currently used to treat CABP has increased (http://www.dmidjournal.com/article/S0732-8893(10)00353-6/abstract). New options are needed, particularly orally-administered antibiotics, which may prevent or reduce the length of hospitalization.

The first part of the Phase 1 clinical trial (http://www.clinicaltrials.gov/ct2/show/NCT01966055?term=solithromycin&rank=4) will enroll pediatric patients between the ages of 12 to 17 years with suspected or confirmed bacterial infections. Each patient will receive solithromycin capsules for up to five days as add-on therapy. Following this study the Phase 1 study will continue, utilizing the oral suspension formulation which will be tested in younger age groups down to newborn. The intravenous formulation will also be studied in all pediatric age groups. The study will generate safety and pharmacokinetic data of solithromycin in pediatric patients. Cempra and the Food and Drug Administration have agreed to a Pediatric Study Plan (PSP) and Cempra has submitted a Pediatric Investigational Plan (PIP) to the European Medicines Agency.

Solithromycin is Cempra’s fourth-generation macrolide and the first fluoroketolide with potential for broad use, including in pediatrics. Macrolides, as a class have been known for their safety and efficacy and thus have traditionally been among the most prescribed antibiotics in pediatrics. Cempra is developing oral capsules, an intravenous formulation and a pediatric suspension to provide dosing flexibility for all age groups, both in the hospital as well as in outpatient use. Solithromycin is the first antibiotic in almost 25 years being developed in dosing formulations suitable for all populations from babies to adults.

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a late clinical-stage pharmaceutical company focused on developing antibiotics to treat critical bacterial infections in patients in both acute and primary care settings. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in two Phase 3 clinical trials for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. TAKSTA™ (CEM-102) is Cempra’s second product candidate currently in a Phase 2 clinical trial for prosthetic joint infections. TAKSTA was recently granted orphan drug designation for this indication. Both product candidates seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company also intends to use its series of proprietary lead compounds from its novel macrolide library for uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the results, timing, costs and regulatory review of our studies and clinical trials; the results of studies of our product candidates conducted by others; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and

Taksta; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; and innovation by our competitors. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

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